Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-211251 of ZAIS Financial Corp. of our report dated March 31, 2016 (May 9, 2016 as to Note 18 to the 2013 consolidated financial statements) related to the consolidated financial statements of Sutherland Asset Management Corporation (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the change in basis of accounting from investment company to operating company), appearing in the joint proxy statement/prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such prospectus.

/s/ Deloitte & Touche LLP

New York, New York

August 26, 2016